UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 March 22, 2006

PRINTRONIX, INC.
(Exact name of issuer as specified in its charter)

DELAWARE	0-9321	95-2903992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14600 Myford Road, P.O. Box 19559, Irvine, California	92623
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 368-2300

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

On March 22, 2006, the Compensation/Stock Option Committee of the Board of Directors of Printronix, Inc., (“Printronix” or the “Company”) approved the immediate vesting of all of the Company’s remaining unvested stock options previously granted under its 1994 Stock Incentive Plan and 2005 Stock Option Plan. As a result of this vesting acceleration, which became effective on March 22, 2006, options to purchase 60,121 shares of Printronix common stock that would otherwise have vested at various times within the next four years became fully vested. The accelerated options have exercise prices ranging from $9.70 to $15.14 per share, a weighted average exercise price of $12.11 per share, and represent 11.4 percent of the Company’s total outstanding stock options.

Printronix elected to take this action to eliminate approximately $51,000 of future compensation expense to be recorded over four years beginning in fiscal year 2007 following the Company’s adoption of Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”). The Company’s Board believes that this action is in the best interest of its stockholders.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1  Press release of Printronix, Inc. dated March 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Printronix, Inc.

Dated: March 27, 2006	By:	/s/ George L. Harwood
George L. Harwood,
Senior Vice President, Finance & IT, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Printronix, Inc. dated March 27, 2006